EXHIBIT 15.1

LETTER RE: UNAUDITED FINANCIAL INFORMATION

September 13, 2002

Shareholders and Board of Directors
TRW Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-83672) and related Prospectus of Northrop Grumman Corporation for the registration of shares of its common stock of our reports dated April 17, 2002 and July 18, 2002 (except for the “Subsequent Event” note, as to which the date is July 26, 2002) relating to the unaudited condensed consolidated interim financial statements of TRW Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

/s/    Ernst & Young LLP